Exhibit 99.1
Investor Update
October 28, 2014
This investor update provides Spirit's guidance for the fourth quarter and full year ending December 31, 2014 with selected guidance for first quarter and full year 2015. All data is based on preliminary estimates.

Capacity - Available Seat Miles (ASMs)	1Q14A	2Q14A	3Q14A	4Q14E	FY2014E
Year-over-Year % Change	21.0%	17.2%	14.7%	19.0%	17.9%

	4Q14E

Operating Margin(1)	18.5%	-	19.5%

Passenger Segments Year-over-Year % Change	18.5%	-	19.5%

Operating Expense per ASM (CASM) (cents)
Adjusted CASM(1)	9.07	-	9.13
Less: Economic fuel expense per ASM(2)	3.29
Adjusted CASM ex-fuel(3)	5.78		5.84

Average Stage Length (miles)	986

Fuel Expense per Gallon ($)
Economic fuel cost(2)	$2.71

Fuel gallons (thousands)	53,169

Selected Operating Expenses ($Millions)
Aircraft rent	$55
Depreciation and amortization	$13

Interest Expense, net of Capitalized Interest(4)	$—

Effective Tax Rate	37%

Wtd. Average Share Count (Millions)
Basic	72.8
Diluted	73.3

Capital Expenditures & Other Working Capital Requirements ($Millions)	Full Year 2014E
Aircraft purchase commitments(5)	$480
Capital expenditures(6)	68
Payments for heavy maintenance events(7)	62
Pre-delivery deposits for flight equipment, net of refunds	90
Pre-paid maintenance deposits, net of reimbursements	14

Fuel Hedges
Period	% of Est. Volume	Instrument	Avg. Price / Gallon
4Q14	50%	USGC Jet Call Options	$3.24
1Q15	10%	USGC Jet Call Options	$2.97

Selected 2015 Guidance

Selected Operating Expenses ($Millions)	Full Year 2015E
Aircraft rent	$220
Depreciation and amortization	90

For the first quarter 2015, the Company estimates its Adjusted CASM ex-fuel will be down about 4 percent year over year on a capacity increase of 26 percent and that its Adjusted Operating Margin for the first quarter 2015 will be about 20 percent. The Company believes its effective tax rate for the first quarter and full year 2015 will be 37 percent.

Footnotes

(1)
Excludes special items which may include any unrealized gains and losses arising from mark-to-market adjustments to outstanding fuel derivatives, estimated premium expense to be recognized related to fuel option contracts, loss on disposal of assets, and special charges or credits. Includes economic premium expense related to fuel option contracts in the period the option is benefiting.

(2)	Includes fuel taxes, into-plane fuel cost, and economic premium expense related to fuel option contracts in the period the option is benefiting. Based on the jet fuel curve as of October 22, 2014.

(3)	Excludes all components of fuel expense, loss on disposal of assets, and special charges or credits.

(4)
Based on the amount of pre-delivery purchase deposits the Company has on deposit with the manufacturer, the Company estimates it can capitalize up to the first $12 million of interest expense this year.

(5)
Includes amounts related to the 11 aircraft scheduled for delivery in 2014. The Company has sale and leaseback financing arrangements for 7 of the 2014 aircraft deliveries (4 of which have already been delivered) and has secured debt financing for the remaining 4 2014 aircraft deliveries (1 of which has already been delivered).

(6)
Includes the purchase of a spare engine that is expected to be financed under a sale and leaseback transaction after delivery and estimated equity amounts related to financing four aircraft under secured debt arrangements.

(7)	Payments for heavy maintenance events are recorded as Long-term deposits and other assets within "Changes in operating assets and liabilities," on the Company's cash flow statement.

Spirit Airlines, Inc.

	Aircraft Delivery Schedule (net of Scheduled Retirements) as of October 28, 2014
	A319	A320 CEO	A320 NEO	A321 CEO	A321 NEO	Total
Total Year-end 2013	29	23	—	2	—	54

1Q14	—	2	—	—	—	2
2Q14	—	1	—	—	—	1
3Q14	—	1	—	—	—	1
4Q14	—	7	—	—	—	7
Total Year-end 2014	29	34	—	2	—	65

1Q15	—	5	—	—	—	5
2Q15	—	3	—	—	—	3
3Q15	—	—	—	3	—	3
4Q15	—	—	1	3	—	4
Total Year-end 2015	29	42	1	8	—	80

2016	(3)	3	4	9	—	13
2017	(4)	7	—	8	—	11
2018	(5)	2	6	5	—	8
2019	(1)	—	3	—	10	12
2020	(7)	—	13	—	—	6
2021	(4)	—	18	—	—	14
Total Year-end 2021	5	54	45	30	10	144

Notes:
Includes aircraft on firm order as well as 5 leased A320neo aircraft.
2017 reflects scheduled deliveries of 8 A320ceo and 10 A321ceo aircraft, net of 1 A320ceo and 2 A321ceo lease expirations.

Forward-Looking Statements
Statements in this release and certain oral statements made from time to time by representatives of the Company contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's intentions and expectations regarding the delivery schedule of aircraft on order, guidance and estimates for the fourth quarter and full year 2014 and first quarter and full year 2015, including expectations regarding operating margin, capacity, CASM, CASM ex-fuel, fuel expense, economic fuel cost, expected unrealized mark-to-market gains or losses, capital expenditures and other working capital requirements, aircraft rent, depreciation and amortization, fuel hedges and tax rates. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company has no intent, nor undertakes any obligation, to publicly update or revise any of these projections, whether as a result of new information, future events or otherwise, except as required by law. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.